Exhibit 99.1

News Release

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700   Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President — Corporate and Investor Relations
Phone:	(847) 735-4612

BRUNSWICK ANNOUNCES $250 MILLION DEBT OFFERING

LAKE FOREST, Ill., July 24, 2006 — Brunswick Corporation (NYSE: BC) announced today it has completed the offering of $250 million aggregate principal amount of Floating Rate Notes due 2009 under a shelf registration statement previously filed with the Securities and Exchange Commission. Interest will be paid quarterly commencing on Oct. 24, 2006, and will accrue at the rate of three-month USD LIBOR plus 65 basis points, set at the beginning of the period. The company said it intends to use the net proceeds from the offering to refinance its $250 million principal amount of 6 3/4% notes due Dec. 15, 2006.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com

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